1 WESCO Confidential—Do not copy or distribute without express permission from WESCO Distribution, Inc. Toronto DC 201206 DRIVING GROWTH > CREATING VALUE Trydor Industries WESCO Announces Definitive Agreement to Acquire Trydor Industries (Canada), Ltd. • A full-line distributor of high-voltage electrical products and services addressing the transmission, substation and distribution network needs for utilities, independent power producers and utility contractors in Canada • Approximately $35 million in annualized sales • Headquartered in Surrey, British Columbia, with additional offices in Calgary and Edmonton • Expected to be at least $0.05 accretive per diluted share in the first year of operation • Closing is expected to occur in July 2012 Reference: June 7, 2012 WESCO Press Release

2 WESCO Confidential—Do not copy or distribute without express permission from WESCO Distribution, Inc. Toronto DC 201206 DRIVING GROWTH > CREATING VALUE WESCO Acquisition Scorecard Acquisition Priorities Acquisition Summary Consistent with WESCO strategy Strengthens utility growth engine in Canada. Trydor is a full-line distributor of high-voltage electrical products and services addressing the transmission, substation and distribution network needs for utilities, independent power producers and utility contractors in Canada. Rate of return greater than WESCO risk-adjusted average cost of capital Trydor acquisition rate of return is above WESCO risk-adjusted average cost of capital. Accretive in first year of operation This acquisition is expected to be accretive by at least $0.05 per diluted share in the first year of operation. Margins higher than WESCO Trydor’s gross and operating margins are higher than WESCO.     Trydor Industries (Canada), Ltd. Acquisition announced on June 7, 2012 Closing is expected to occur in July 2012